Exhibit 4.6

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (the “Agreement”) is entered into as of the     th day of             , 2005, by and among First Responder Systems and Technology Inc., a Delaware corporation (the “Company”), and the purchasers of the Company’s 3% Debentures Due October 15, 2010 (“Debentures”) as set forth in Exhibit A. The purchasers of the Debentures shall be referred to hereinafter as the “Investors” and each individually as an “Investor.”

WHEREAS, the Company proposes to sell and issue up to eight million ($8 million) of Debentures with Warrants pursuant to the Debenture Purchase Agreement by and between the Company and the purchasers listed on Exhibit A thereto (the “Purchase Agreement”);

WHEREAS, in order to induce the Company and certain of the Investors to enter into the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall extend to the Investors the registration rights, information rights and other rights as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

SECTION 1. General

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public either pursuant to a registration statement or Rule 144 or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its shares of Common Stock or equivalent equity security registered under the Securities Act having an aggregate offering price to the public of at least $8,000,000.

“Common Stock” means shares of common stock (par value .0001) in the Company.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means shares of Common Stock of the Company issued or issuable upon exercise of the Warrants. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (iii) held by a Holder whose registration rights have expired under Section 2.6.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Warrants” shall mean the warrants to purchase shares of the Company’s Common Stock at an exercise price of $0.01 per share, issued pursuant to the Purchase Agreement.

SECTION 2. Registration; Restrictions on Transfer.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed written statement of the circumstances surrounding the proposed disposition (such statement to include, without limitation, the name of the transferee, the number of shares to be transferred, the price per share and type of consideration to be received in the transfer and the timing of such transfer) and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder (A) which is a partnership to its partners or former partners in accordance with partnership interests, (B) which is a corporation to its stockholders in accordance with their interest in the corporation, (C) which is a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s family member or trust for the benefit of an individual Holder.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING RIGHTS AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT (COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE VOTING RIGHTS AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an anticipated aggregate offering price to the public of at least $8,000,000 (a “Qualified Public Offering”), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). If a Holder who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such Holder shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If Registrable Securities are so withdrawn, or are voluntarily withdrawn, from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.2(b), then the Company shall offer to all Holders who have retained rights to include Registrable Securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of May 15, 2007 or 180 days after the effective date of a registration statement pertaining to the Initial Offering; and

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in the above-described notice. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any member of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling members, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

2.4 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares that were ultimately included in such registration. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of a majority in interest of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

(h) Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange or quoted on each quotation system on which similar securities issued by the Company are then listed or quoted.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.6 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period. Following such expiration provided for in the preceding two sentences, such Holder’s shares of Common Stock of the Company shall no longer be considered Registrable Securities for purposes of this Section 2.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) The Company shall not be required to submit any registration statement to the Commission pursuant to Section 2.2 or 2.3 if the selling Holders have not furnished to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities; provided, however, that the Company may eliminate the shares proposed to be sold by any selling Holder from registration pursuant to Section 2.2 or 2.3 if such Holder has not provided such information, to the reasonable satisfaction of the Company, within twenty (20) days of having received written notice of a request for such information from the Company.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2. Where a registration requested pursuant to Section 2.2 is not completed because the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration, the request to initiate such registration shall not count against the number of requests permitted to be made pursuant to Section 2.2. Where a registration requested pursuant to Section 2.2 is completed even though the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration is less than the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration, the request initiate such registration shall count against the number of requests permitted to be made pursuant to Section 2.2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3 :

(a) The Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, or partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) (i) is a subsidiary, parent, affiliate, general partner, limited partner or retired partner of a Holder, or (ii) is a Holder’s family member or trust for the benefit of an individual Holder, and (b) acquires at least thirty percent (30%) of the shares of Registrable Securities held by a Holder as of the date of this Agreement. No assignment of Registrable Securities pursuant to this Section 2.9 shall be effective unless (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any shares of Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of shares of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that such agreement shall apply only to the Company’s Initial Offering.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

2.11 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. Covenants of the Company and Certain Shareholders.

3.1 Basic Financial Information and Reporting.

The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

3.2 Inspection Rights. Each Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

3.4 Commonwealth Advisor Board Seats. So long as Commonwealth Advisors, Inc. (“Commonwealth”) or one of its affiliates holds at least $2 million of Debentures, Commonwealth shall have the right to appoint three directors of the total five directors of the board of directors of Company and the holders of the shares of Common Stock shall vote to designate the persons designated by Commonwealth as directors.

3.5 Reservation of Shares of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock issuable from time to time upon such exercise.

3.6 Board of Directors. As of the date of this Agreement (i) the authorized size of the Board of Directors of the Company is five members, and (ii) the members of the Board of Directors of the Company include Joseph “Jay” Roccaforte, Walter Monsour, Louis K. Greenblatt, Steve E. Hicks, and Jack Harless.

3.7 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Initial Offering.

3.8 Disbursement Approval Procedures. No checks, other than payroll checks, greater than $5,000, or multiple checks written to the same or related vendors totaling $10,000, may be written on Company’s account, and no contracts shall be entered into by Company without counter-signature by one of the three directors appointed by Commonwealth.

3.9 Extraordinary Transactions. The following transactions require the vote of at least two of the three directors appointed by Commonwealth:

(a)	Merger or combination of the Company into or with another corporation or entity;

(b)	Sale of all or substantially all of the Company’s assets;

(c)	Incurrence of secured debt or unsecured debt (other than ordinary trade credits);

(d)	Issuance of additional equity in the Company;

(e)	Amendment of this Agreement, the Debenture Purchase Agreement, the Certificate of Incorporation or the Bylaws of the Company;

(f)	Any contracts or leases that obligate the Company to spend more than $10,000 per year;

(g)	All written employment agreements; or

(h)	Adoption of the annual budget of the Company.

Section 4. Miscellaneous.

4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Louisiana.

4.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

4.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

4.5 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities.

(b) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as “Investors,” “Holders” and parties hereto.

4.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

4.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

First Responder Systems and Technology Inc.

By:
Name:	Joseph A. Roccaforte, Jr.
Title:	President and Chief Executive Officer

INVESTORS:

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

Investors

By:
Name:
Title:

EXHIBIT A

SCHEDULE OF INVESTORS

Name	Principal Amount of Debentures
TOTAL	$